ACTIGA’S QMOTIONS SUBSIDIARY SIGNS AGREEMENT WITH MICROSOFT; COMPANY

TO LAUNCH NEXT-GEN WIRELESS CONTROLLERS ON XBOX 360

Riverside, Calif. - April 29, 2008 - Actiga Corporation (OTCBB: AGAC), a leading pioneer in active video gaming products and services, today announced that Qmotions, a wholly-owned subsidiary of Actiga, has signed a North American licensing agreement with Microsoft Corporation (Nasdaq: MSFT), allowing Qmotions to incorporate Microsoft’s Xbox 360 wireless technology in its game controllers. Under the agreement, Qmotions will produce a full-range of products that will be officially endorsed by Microsoft.

“This is a milestone event for our company that now enables us to design, develop and market a unique range of wireless products, bringing the excitement of action gaming to a whole new level on the Xbox 360 system,” said Amro Albanna, chairman and CEO of Actiga. “We are excited to have been chosen as a Microsoft partner, particularly at this early stage of technology development where the award of Microsoft’s wireless accessory agreement continues to position us at the cutting edge of technology.”

"Our aim with the Xbox 360 system is to broaden the consumer videogame experience and ensure a perfect match between the console, the peripherals and the game." says Scott Loomis, Xbox Third Party Peripheral Program Manager. "Qmotions has proven their commitment to providing a variety of innovative and high quality peripherals to enhance the video gaming adventure. We will work closely with Qmotions to ensure the best experience for our Xbox 360 players."

The first application of the technology will be seen in the second half of 2008 when Qmotions launches a new line of wireless active game controllers. The company’s first wireless product introduction will be the Qmotions-Big Air action game controller, a full size skateboard that operates with the Xbox 360 and is compatible with popular skateboarding games.

About Actiga Corporation
Actiga Corporation is a leading pioneer in active gaming. The company’s mission is to empower users to enjoy real-life, natural motion game play controllers that provide access to revolutionary downloadable 3D games and PC/Console-based video games. The company is committed to bringing to market a portfolio of online and PC/Console gaming products and services through its family of companies like Qmotions. For additional information, visit http://www.actiga.com

About QMotions, Inc.
Headquartered in Riverside, California, Qmotions, a subsidiary of Actiga Corporation, is a global developer of active game controllers for the PC, Microsoft Xbox® and Sony PlayStation® consoles, and online active game technologies that deliver "full-motion" participation in video games. Qmotions’ popular product line offers an arcade-like experience to video gamers, affordable indoor simulation capabilities to sports enthusiasts and incorporates entertainment into working-out for fitness fans. For more information about QMotions visit http://www.qmotions.com

About Microsoft
Founded in 1975, Microsoft (Nasdaq “MSFT”) is the worldwide leader in software, services and solutions that help people and businesses realize their full potential. Xbox and Xbox 360 are trademarks of the Microsoft group of companies. All other trademarks are the property of their respective owners.

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Safe Harbor Statement
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 about Actiga Corporation. Forward-looking statements are statements that are not historical facts. Such forward-looking statements, including, but not limited to, launching a new line of products in the second half of 2008, are subject to risks and uncertainties, which could cause actual results to differ from the forward-looking statement. The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statement: the ability of the company to successfully integrate wireless technology into its products; a delay in the timing of the launch of new products; general economic conditions; geopolitical events and regulatory changes; requirements or changes adversely affecting the businesses in which Actiga is engaged; demand for the products and services that Actiga provides. Actiga assumes no obligation to update the information in this press release.

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ACTIGA CONTACT INFORMATION
PondelWilkinson Inc.
Eileen Rauchberg/Rob Whetstone
(310) 279-5980